THE DIME BANK

CHANGE IN CONTROL SEVERANCE AGREEMENT

As Amended and Restated

This Agreement is effective January 1, 2012 (“Effective Date”), and is entered into among The Dime Bank (the “Bank”), a Pennsylvania Banking Corporation, the principal offices for which are located at 820 Church Street, Honesdale, PA 18431 (the “Bank”), Dimeco, Inc., a Bank Holding Company (the “Holding Company”) located at the same address, and Maureen H. Beilman (“Executive”).

Whereas, the Bank and the Holding Company recognize the substantial contribution Executive has made to the Bank and the Holding Company, and the Bank and the Holding Company wish to protect the Executive’s position with the Bank for the period provided in this Agreement, and in the event of a Change in Control of the Bank and/or Holding Company, for the two (2) year period thereafter; and Whereas, Executive has agreed to continue to serve in the employ of the Bank in the capacity of Chief Financial Officer;

Now, therefore, the parties agree as follows:

1.            Term of Agreement.

This Agreement shall continue in effect for the thirty-six-month period beginning as of the Effective Date hereof, and may be extended by the Board of Directors of the Bank (the “Board”) for additional one-year terms as set forth below.

2.            Extension by Board.

Commencing on second anniversary hereof, and continuing annually thereafter, the Board may extend the term of this Agreement for additional one-year periods. The Board will review the Agreement and the Executive’s performance annually beginning in advance of the second anniversary hereof for purposes of determining whether to extend the term, and will include the review and extension or non-extension in the minutes of the next-to-occur meeting of the Board.

3.            Change in Control Followed by Termination of Employment.

Upon occurrence of a Change in Control of the Bank and/or Holding Company followed by termination of Executive’s employment within two years following the Change in Control, the provisions of Section 5 shall apply unless such termination is because of death, disability, retirement, Termination for Cause or the Executive’s voluntary resignation not covered by Good Reason (as defined below). The Executive must provide written notice to the Bank or the Holding Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or the condition alleged to constitute “Good Reason.” Upon delivery of such notice by the Executive, the Bank and the Holding Company shall have a period of thirty (30) days thereafter during which it or they may remedy in good faith the condition constituting such Good Reason, and the Executive’s employment shall continue in effect during such time so long as the Bank makes diligent efforts during such time to cure such Good Reason. In the event that the Bank or the Holding Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Bank or the Holding Company shall not be required to pay the amount due to the Executive under this Section 5. The Bank’s or Holding Company’s remedy of any Good Reason event or condition with or without notice from the Executive shall not relieve the Bank or the Holding Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition. The provisions of this Section shall survive the expiration of this Agreement occurring after a Change in Control.

“Good Reason” shall exist if, without Executive’s express written consent, the Bank or the Holding Company materially breaches any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon the occurrence any of the following:

(1)         a material diminution in the Executive's base compensation;

(2)         a material diminution in the Executive’s authority, duties, or responsibilities;

(3)         a material diminution in the budget over which the Executive retains authority;

(4)         a material change in the geographic location of the Executive’s office location; or

(5)         any other action or inaction that constitutes a material breach by the Bank or the Holding Company of this Agreement.

4.            Definitions.

(A)         Change in Control.  A “Change in Control” of the Bank or Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Holding Company within the meaning of the Federal Deposit Insurance Act; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 25% or more of the Bank’s or the Holding Company’s outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Bank or the Holding Company, or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the Directors comprising the Incumbent Board, or whose nomination for election by the Holding Company’s stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (b), considered as though she were a member of the Incumbent Board, or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity.

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(B)         Termination for Cause.  “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, conduct damaging the reputation of the Bank or the Holding Company, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after the Date of Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 6 hereof through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested awards granted to Executive under any stock benefit plan of the Bank, the Holding Company, or any subsidiary or affiliate thereof, vest. At the Date of Termination for Cause, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

5.            Termination Benefits.

(A)         Sum Payable.  Upon the occurrence of a Change in Control, followed by the termination of the Executive’s employment within two years following the Change in Control due to (1) Good Reason or (2) Executive’s dismissal, unless such dismissal is due to Termination for Cause, the Bank and the Holding Company shall pay Executive, or in the event of her subsequent death, her beneficiary or beneficiaries, or her estate, as the case may be, a sum equal to three (3) times Executive’s average annual compensation for the five most recent taxable years that Executive has been employed by the Bank or such lesser number of years in the event that Executive shall have been employed by the Bank for less than five years. Such average annual compensation shall include base salary, commissions, bonuses, any other cash compensation, contributions or accruals on behalf of Executive to any pension and/or profit sharing plan, director or committee fees and fringe benefits paid or to be paid to the Executive in any such year and payment of any expense items without accountability or business purpose or that do not meet the Internal Revenue Service requirements for deductibility by the Bank; provided, however, that any payment under this provision and subsection 5(B) below shall not exceed three (3) times the Executive’s average annual compensation. Such payment shall be made in a lump sum as of the Executive’s Date of Termination.

(B)         Life and Medical Insurance Coverage.  Upon the occurrence of a Change in Control of the Bank or the Holding Company followed by Executive’s voluntary termination for Good Reason or involuntary termination of employment within two years following the Change in Control, other than Termination for Cause, the Bank shall cause to be continued all benefit coverages provided under the Bank’s (or its successor’s) employee welfare benefit plans and programs, including but not limited to life, medical and dental insurance coverage substantially equivalent to the coverage maintained by the Bank or Holding Company for Executive prior to her severance, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months following the Date of Termination. Notwithstanding the foregoing, if prior to the expiration of thirty-six (36) calendar months following the Date of Termination, the Executive becomes enrolled in another group plan or policy providing for medical and/or dental benefits, then the foregoing medical and/or dental coverage shall terminate on the date that such enrollment becomes effective. Upon the expiration of thirty-six (36) full calendar months following the Date of Termination, and if the Executive has not become enrolled in another group plan or policy providing for medical and/or dental benefits prior to such time, Executive, and if applicable, her dependents, will be eligible to elect COBRA continuation coverage in accordance with the then-in-effect terms and conditions of the available coverages for employee welfare benefit plans. Notwithstanding the foregoing, in the event that the Executive’s participation (or continued participation) in any of the above referenced employee welfare benefit plans shall result in the Bank incurring penalties or taxes in accordance with Section 4980D of the Code associated with such participation (or continued participation), then the Executive will receive reimbursement for participation in other comparable coverage in lieu of continuation of participation under the existing plan, and the rights to elect COBRA continuation coverage shall be in accordance with applicable law and regulations at Code Section 4980B.

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(C)         Section 280G.  Notwithstanding the preceding paragraphs of this Section 5, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 5 shall be determined by Executive.

6.            Notice of Termination.

(A)         Form.  Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by a written “Notice of Termination” which shall include the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(B)         Date of Termination.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive’s termination exists, the “Date of Termination” shall be determined in accordance with Section 6(C) of this Agreement.

(C)         Dispute.  If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive the payments and benefits due under this Agreement in effect when the notice giving rise to the dispute was given (including, but not limited to, her current annual salary) and continue her as a participant in all compensation, benefit, and insurance plans in which she was participating when the notice of dispute was given, until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination. Amounts paid under this Section 6(C) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

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7.            Source of Payments.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive.

8.            Effect on Prior Agreements and Existing Benefit Plans.

This agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

9.            No Attachment.

(A)         Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(B)         This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, and their respective successors and assigns.

10.          Modification and Waiver.

(A)         This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. (B) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

11.          Required Regulatory Provisions.

(A)         The Board of Directors may terminate Executive’s employment at any time, but any termination by the Board of Directors, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 4 above.

(B)         Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any rules and regulations promulgated thereunder.

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12.          Effect of Code Section 409A.

(a)          This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank and the Holding Company to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section Code 409A.

(b)          Notwithstanding anything in this Agreement to the contrary, if the Bank or the Holding Company in good faith determines, as of the effective date of Executive’s Termination of Employment that the Executive is a “specified employee” within the meaning of Section 409A of the Code and if the payment under Section 5 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank and the Holding Company will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months (“Six-Month Delay”), whereupon such amount or portion thereof shall be paid to Executive in a lump sum on the first day of the seventh month following the effective date of Executive’s Termination of Employment. The limitations of this Six-Month Delay shall only be effective if the stock of the Holding Company or a parent corporation is publicly traded as set forth at Section 409A(a)(2)(B)(i) of the Code.

"Specified Employee" means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

"Termination of Employment" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). No separation from service is deemed to occur due to military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment is provided by law or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Bank and the Holding Company. If the period of leave exceeds six months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

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Whether a “Termination of Employment” takes place is determined based on whether the facts and circumstances indicate that the Bank and the Holding Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Bank and the Holding Company if the Executive has been providing services to the Bank and the Holding Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Executive is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Executive during the immediately preceding 36-month period. The Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Bank and the Holding Company and the Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Bank and the Holding Company if the Executive has been providing services to the Bank and the Holding Company for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For periods during which the Executive is on a paid bona fide leave of absence and has not otherwise terminated employment, the Executive is treated as providing bona fide services at a level equal to the level of services that the Executive would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Executive is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of determining the applicable 36-month (or shorter) period).

(c)           Notwithstanding the Six-Month Delay rule set forth in Section 12(b) above:

(i)          To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Bank and the Holding Company will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Bank and the Holding Company for the taxable year of the Executive preceding the taxable year of the Executive in which her Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 12(c) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank and the Holding Company under Section 5; and

(ii)         To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Bank will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 12(c) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Bank and the Holding Company under Section 5.

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(d)          To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Bank and the Holding Company of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Bank and the Holding Company and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank and the Holding Company under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

13.         Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

14.         Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.         Governing Law.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, but only to the extent not preempted by Federal law.

16.         Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of her right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

17.         Payment of Costs and Legal Fees.

All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 7 hereof) if Executive is successful pursuant to a legal judgment, arbitration or settlement.

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18.          Indemnification.

(A)         The Bank shall provide Executive (including her heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and her heirs, executors and administrators) to the fullest extent permitted under the Bank’s Articles of Incorporation and Bylaws and applicable law against all expenses and liabilities reasonably incurred by her in connection with or arising out of any action, suit or proceeding in which she may be involved by reason of her having been a director or officer of the Bank (whether or not she continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The provisions of this Section shall survive any termination or expiration of this Agreement.

19.          Successor to the Bank.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement. Accordingly, any reference herein to the Bank or the Holding Company whereby a performance obligation toward the Executive is created, such obligation shall apply to any such successor entity.

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20.          Date Signed: January12, 2012

ATTEST:	THE DIME BANK

/s/ L. Jill George	/s/ William E. Schwarz
L. Jill George, Vice President	William E. Schwarz
Chairman of the Board

ATTEST:	DIMECO, INC.
(Guarantor)

/s/ John F. Spall	/s/ William E. Schwarz
John F. Spall, Secretary	William E. Schwarz
Chairman of the Board

ATTEST:	FOR THE BOARD OF DIRECTORS

/s/ L. Jill George	/s/ John S. Kiesendahl
L. Jill George, Vice President	John S. Kiesendahl
Chairman, Compensation Committee

WITNESS:	EXECUTIVE

/s/ Peter Bochnovich	/s/ Maureen H. Beilman
Peter Bochnovich	Maureen H. Beilman

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